Exhibit 10.26

$[ ]	[ ]

(“Effective Date”)

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, Carmell Therapeutics Corporation, a Delaware corporation (“Maker”), hereby promises to pay to the order of [                ] (the “Holder”), in lawful money of the United States of America at such place as Holder may direct, the principal amount of $[        ] (the “Principal”), plus any accrued but unpaid interest thereon. This Convertible Promissory Note is referred to hereinafter as the “Note.” Capitalized terms that are not defined in this Note will have the meanings given to such terms in that Note Purchase Agreement by and among Maker and the purchasers named therein dated as of July 9, 2018 (the “Purchase Agreement”).

The terms and conditions of this Note are as follows:

1.     General.

1.1.    Maturity. Unless earlier converted pursuant to Section 3, the Adjusted Principal Amount (as defined below) shall mature on the date that is three (3) years after the First Closing Date (the “Maturity Date”) and shall become immediately due and payable in one balloon payment.

1.2.    Interest. Non-compounding interest on the unpaid, unconverted Principal shall accrue at the rate of eight-percent (8%) per annum (“Interest”). Interest shall accrue beginning on the Effective Date and continue until the earlier of (i) a Change of Control (as defined below) pursuant to Section 1.5 of this Note; (ii) the date this Note is converted pursuant to Section 3 of this Note or (iii) the Maturity Date. Interest shall be calculated based on a three hundred sixty-five (365) day year and charged for the actual number of days elapsed.

1.3.    No Setoff. All payments shall be made in immediately available funds without setoff, counterclaim or other deduction of any nature whatsoever.

1.4.    No Prepayment. Except as provided in Section 1.5, Maker shall not have the right to prepay, redeem or otherwise acquire this Note prior to maturity without the prior written consent of the holders of at least a majority of the aggregate outstanding principal amount of that series of notes issued pursuant to the Purchase Agreement (the “Requisite Purchasers”). Permitted prepayments, if any, shall be made together with Interest accrued to the date of prepayment on the Principal being prepaid.

1.5.    Change of Control. For purposes of this Note, a “Change of Control” shall mean a consolidation or merger in which Maker (or its wholly owned subsidiary) is not the surviving corporation or which results in the acquisition of more than 50% of Maker’s outstanding voting equity securities by a single person or entity or by a group of persons and/or entities acting in concert, or the sale, exclusive license or transfer of all or substantially all of Maker’s assets (except that any transaction that is undertaken solely for the purpose of “reincorporating” Maker in another jurisdiction or which is meant solely to create a holding company structure for Maker shall not be a Change of Control). If this Note is still outstanding and unconverted, then at the closing of a Change of Control, Maker shall prepay this Note in an amount equal to the Adjusted Principal Amount multiplied by the Sale Multiple (as defined below). “Sale Multiple” shall mean, as applicable, (i) 1.1, if a Change of Control occurs within twelve (12) months after the First Closing Date; (ii) 1.5, if a Change of Control occurs between twelve (12) months and twenty-four (24) months after the First Closing Date and (iii) 2.0, if a Change of Control occurs between twenty-four (24) months and thirty-six (36) months after the First Closing Date. Maker is required to provide written notice to the Holder of a Change of Control at least thirty (30) days prior to such Change of Control, which notice shall include a summary of the material terms, even if such summary is non-binding, of a proposed of Change of Control (the “Change of Control Notice”). If the consideration payable to the Holder hereof in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in the Change of Control Notice in good faith by Maker’s Board of Directors on the same basis as for every other stockholder of Maker; provided, however, that the Requisite Purchasers may, at their written election to Maker and at their cost, retain the services of an independent third party appraiser reasonably acceptable to Maker to appraise the value of such consideration, in which case the determination of such appraiser shall be final and binding for all purposes; provided further, however, that Maker may elect, at Maker’s option and at Maker’s cost, to retain the services of a second independent third party appraiser reasonably acceptable to Holder to appraise the value of such consideration, in which case the average of the determinations of the two appraisers shall be final and binding for all purposes.

2.     Events of Default.

2.1.    Event of Default. Upon the occurrence of any one of the following events (each event, an “Event of Default”), the entire amount outstanding under this Note shall, at the option of the Requisite Purchasers, without any prior notice, presentment or demand, become immediately due and payable in full:

(a)    Failure of Maker to comply with, perform or observe any one or more of its covenants or agreements under this Note if such failure continues for fifteen (15) days after written notice by Holder of such failure; or

(b)    Any warranty, representation or statement made or furnished to purchasers of notes pursuant to the Purchase Agreement by or on behalf of Maker and which is material to Maker’s operations proves to have been false or misleading in any material respect when made or furnished; or

(c)    Maker becomes insolvent or bankrupt, becomes generally unable to pay its debts as they become due, voluntarily suspends the transaction of its business, or makes an assignment for the benefit of creditors; or

(d)    The commencement by or against Maker of any bankruptcy, insolvency, liquidation, receivership or similar proceedings which, in the case of an involuntary proceeding, shall remain unstayed or undischarged for a period of thirty (30) days after its commencement or the taking by or against Maker of any corporate action for the purpose of effecting any of the foregoing; or

(e)    A default by Maker in the payment or performance of any obligation or indebtedness to another person that could be expected to have a material adverse effect on Maker or its ability to repay the amounts due under this Note; or

(f)    Failure by Maker to perform or observe any of its material obligations under the Purchase Agreement (subject to any notice periods or cure periods specified therein).

2.2.    Remedies Upon Event of Default. If an Event of Default has occurred and has not been cured within the applicable cure period, if any, or waived by the Requisite Purchasers in writing, the Requisite Purchasers may, at their option, (a) by written notice to Maker, declare the entire unpaid Principal and accrued but unpaid Interest thereon, immediately due and payable regardless of any prior forbearance, and (b) exercise any and all rights and remedies available to it under this Note, the Purchase Agreement and applicable laws. Such rights and remedies include, without limitation, the right to collect all sums due under this Note.

3.     Conversion of Note.

3.1.    Automatic Conversion upon Qualified Financing. The entire unpaid principal amount of this Note and all accrued and unpaid Interest on this Note (collectively, the “Adjusted Principal Amount”) shall automatically be converted into shares of Next Round Stock as follows. In the event that Maker offers and sells shares of a new series of preferred stock having rights, preferences or privileges that are senior to the rights of Maker’s Series B Preferred Stock to any one or more third parties with gross investment proceeds to Maker of at least $5,000,000 (which may occur in one transaction or a series of related transactions within a period of ninety (90) days of each other, and which shall include the conversion of the Notes issued pursuant to the Purchase Agreement) before the Maturity Date (a “Qualified Financing”), the Holder shall receive a number of shares of the newly created series of stock issued in the Qualified Financing (“Next Round Stock”), equal to the Adjusted Principal Amount divided by the Note Conversion Price. “Note Conversion Price” means the lesser of (i) the price per share for Next Round Stock paid by third parties in the Qualified Financing, multiplied by eighty percent (80%) and (ii) the price per share equal to the quotient of (a) $20,000,000, divided by (b) as of the time immediately prior to the closing of a Qualified Financing, the number of outstanding shares of Common Stock and Preferred Stock of Maker (excluding any shares issuable upon conversion of the Notes issued under the Purchase Agreement), plus any outstanding warrants for capital stock of Maker, outstanding stock options to purchase Common Stock and any shares of Common Stock reserved for issuance under the Company’s Stock Incentive Plan. Notwithstanding the foregoing, if Maker consummates a Qualified Financing at a pre-money valuation less than $20,000,000 within ninety (90) days after the First Closing, the Adjusted Principal Amount shall automatically be converted, with no conversion discount, into Next Round Stock at the price per share for such Next Round Stock paid by third parties in such Qualified Financing.

3.2.    Optional Conversion upon Non-Qualified Financing. If Maker sells shares of a new series of preferred stock in an equity financing that does not constitute a Qualified Financing (a “Non-Qualified Financing”), Holder shall have the option, but not the obligation, to convert the Adjusted Principal Amount into the same series of stock issued in the Non-Qualified Financing, at a price per share equal to the lesser of (i) the price per share for the stock paid by third parties in the Non-Qualified Financing, multiplied by eighty percent (80%) and (ii) the price per share equal to the quotient of (a) $20,000,000, divided by (b) as of the time immediately prior to the closing of a Non-Qualified Financing, the number of outstanding shares of Common Stock and Preferred Stock of Maker (excluding any shares issuable upon conversion of the Notes issued under the Purchase Agreement), plus any outstanding warrants for capital stock of Maker, outstanding stock options to purchase Common Stock and any shares of Common Stock reserved for issuance under the Company’s Stock Incentive Plan. Notwithstanding the foregoing, if Maker consummates a Non-Qualified Financing at a pre-money valuation less than $20,000,000 within ninety (90) days after the First Closing, Holder shall have the option, but not the obligation, to convert the Adjusted Principal Amount, with no conversion discount, into the same series of stock issued in the Non-Qualified Financing at the price per share for such stock paid by third parties in such Non-Qualified Financing.

3.3.    Mechanics and Effect of Conversion.

(a)    No fractional shares will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, Maker shall pay to the Holder in cash the unconverted principal amount that would otherwise be converted into such fractional share.

(b)    Upon conversion, this Note shall be automatically cancelled. As soon as practicable following conversion of this Note, Maker shall, at its own expense, issue and deliver to the Holder, a certificate or certificates representing the number of shares of equity to which the Holder is entitled upon such conversion, together with a check payable to the Holder for any cash amount payable in lieu of any fractional share as described in this Note.

3.4.    Termination of Rights. Upon conversion of this Note, and the issuance of a certificate or certificates representing the equity in accordance with this Section 3, all rights with respect to this Note shall terminate, whether or not the Note has been surrendered for cancellation, and Maker shall be forever released from all of its obligations and liabilities under this Note.

3.5.    No Impairment. Maker will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Maker, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion right against impairment.

4.    Limited Power of Attorney upon Conversion. If this Note is converted in accordance with Section 3, the Holder shall be deemed to give a limited power of attorney in favor of Maker’s Chief Executive Officer to enter into those ancillary agreements that have been approved by Maker’s Board of Directors as part of the Qualified Financing or Non-Qualified Financing, as applicable, on behalf of the Holder and shall become bound by such agreements.

5.    Subordination. Upon written request by Maker, and provided that Maker is not in breach of any of its obligations under this Note or the Purchase Agreement, the Requisite Purchasers shall approve an amendment to the Notes and any and all documents necessary or appropriate to subordinate the payment rights under this Note to “Superior Debt” of Maker. For purposes of this Note, the term “Superior Debt” shall mean shall mean collateralized or secured borrowings from banks, venture debt lenders, equipment lessors or other financial institutions borrowed by Maker to fund capital improvements and/or equipment of Maker and/or that constitutes a line of credit secured by receivables or other property of Maker on terms generally available from commercial lenders to businesses similarly situated to Maker.

6.    Waiver; Remedies; Costs. Maker hereby waives presentment, demand, diligence, protest, notice of non-payment or notice of dishonor. Neither the failure nor any delay in exercising any right, power or privilege under this Note shall operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Holder shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power, or privilege. The rights and remedies of Holder are cumulative and recourse to one or more right or remedy shall not constitute a waiver of the others. Maker shall be liable for all costs, expenses and attorneys’ fees incurred by Holder in connection with the enforcement of Holder’s rights under this Note and the collection of the indebtedness evidenced by this Note. The payment of such costs, expenses and fees is secured by this Note.

7.    Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile or e-mail correspondence if sent during normal business hours of the recipient, or if not, then on the next business day; (c) five (5) days after having been sent by certified or registered mail, return receipt requested, postage prepaid; or (d) the next business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be addressed as follows:

If to Holder:	As set forth on the signature page to the Purchase Agreement.

If to Maker:	Carmell Therapeutics Corporation 2403 Sidney Street, Suite 300 Pittsburgh, PA 15203 Attention: Chief Executive Officer E-mail: rhubbell@carmellrx.com or to such other address as any party shall specify by ten (10) days’ advance written notice so given.

8.    Severability. Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability and without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.    Successors and Assigns. Except as set forth in this Section 9, this Note may not be assigned, conveyed or transferred without the prior written consent of Maker. Holder may transfer this Note in accordance with Section 4.6 of the Purchase Agreement. Subject to the foregoing, this Note shall be binding on, shall inure to the benefit of, and shall be enforceable by the respective successors, assigns, heirs, personal representatives, and administrators of Maker and Holder.

10.    Series. This Note is one of a series of convertible promissory notes issued pursuant to the Purchase Agreement.

11.    Amendment. This Note may be amended by written consent of Maker and the Requisite Purchasers. Any amendment approved by Maker and the Requisite Purchasers shall apply equally to all Notes issued by Maker pursuant to the Purchase Agreement regardless of whether Holder approves of such amendment. Provided, that the Requisite Purchasers may not reduce the amount of Principal or Interest without the consent of any individual Holder.

12.    Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of the laws of any other jurisdiction.

13.    Consent to Jurisdiction. Maker and Holder hereby submit to the exclusive jurisdiction and venue of the federal or state courts, as the case may be, sitting in Allegheny County, Pennsylvania, in connection with any action arising from or relating to this Note.

14.    Counterparts. This Note may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures appear on following page]

IN WITNESS WHEREOF, Maker has duly executed this Convertible Promissory Note as of the Effective Date.

MAKER:

CARMELL THERAPEUTICS CORPORATION

By:	/s/ Randolph W. Hubbell
Name:	Randolph W. Hubbell
Title:	President and CEO

Agreed and acknowledged:

HOLDER:

IF AN ENTITY:

Print name of entity:

By:
Name:
Title:

IF AN INDIVIDUAL:

Sign:

Print name:

[Signature Page to Convertible Promissory Note]